Exhibit 10.3

GUARANTY

GUARANTY, dated July 28, 2023, by Ault Alliance, Inc., a Delaware corporation, (the “Guarantor”), in favor of the holders of the 10% Secured OID Notes (the “Notes”) assumed by Ault & Company, a Delaware corporation (“A&C”).

WHEREAS, A&C is proposing to assume two Notes, each with a principal face amount of $5,272,416.00;

WHEREAS, as an inducement to prospective purchasers of the Notes, the Guarantor has agreed to guaranty all of A&C’s obligations under the Notes (collectively, the “Obligations”); and

WHEREAS, ____________ is acting as collateral agent (“Collateral Agent”) for the holders of the Notes.

NOW, THEREFORE, FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the Guarantor hereby agrees as follows:

Section 1. Guaranty of Payment. The Guarantor hereby guarantees the full and punctual payment when due of all of the Obligations. This Guaranty is a guarantee of payment and not of collection, and Guarantor waives any right to require that any action be brought against A&C or to require that resort be had at any time to any direct or indirect security for the Obligations. The Guarantor’s obligations hereunder are continuing obligations and are absolute and unconditional. Notwithstanding the foregoing and for the avoidance of doubt, this Guaranty will expire, and the Guarantor will be automatically released from its obligation hereunder without any further action by any Person upon the indefeasible payment in full in cash of all Obligations.

Section 2. Guarantor’s Agreement to Pay Enforcement Costs. The Guarantor further agrees, upon an Event of Default (as defined in the Notes), to pay all out-of-pocket, reasonable costs and expenses (including court costs and reasonable legal expenses) expended by holders of the Notes or the Collateral Agent acting on behalf of the holders of the Notes in connection with the enforcement of the Obligations and this Guaranty.

Section 3. Waivers by Guarantor. The Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Seller with respect thereto. The Guarantor waives presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of A&C and all suretyship defenses generally.

Section 4. Unenforceability of Obligations against A&C. If for any reason A&C has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from A&C by reason of A&C’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Obligations.

Section 5. Assignment. No assignment by A&C of the Obligations under the Notes will relieve A&C of such Obligations nor will any such assignment relieve the Guarantor of its obligations under this Guaranty.

Section 6. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Collateral Agent. No failure on the part of the Collateral Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

Section 7. Notices. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to Guarantor at the address set forth on the signature page hereto or at such other address or addresses as Guarantor shall designate to the Collateral Agent in writing.

Section 8. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 9. Miscellaneous. This Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set further herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

GUARANTOR:

AULT ALLIANCE, INC.

By:
Name:	William B. Horne
Title:	Chief Executive Officer

Address for Notices:

11411 Southern Highlands Pkwy., Suite 240

Las Vegas, NV 89141

Email.: will@ault.com

2